Exhibit 99.1

DESTINATION MATERNITY CORPORATION

CONTACT:	Judd P. Tirnauer Executive Vice President & Chief Financial Officer (215) 873-2278

For Immediate Release

DESTINATION MATERNITY REPORTS

71% INCREASE IN Q1 EARNINGS PER SHARE

VERSUS LAST YEAR

•

Q1 Fiscal 2013 Diluted EPS of $0.29, an increase of 71% over last year’s Q1 Diluted EPS of $0.17, and near the middle of prior guidance range of $0.25-$0.32 provided on November 15, 2012. On January 8, 2013, the Company announced that it expected its Q1 earnings to be near the middle of its prior guidance range.

•

Projected full year Fiscal 2013 Diluted EPS of $1.58-$1.74, a projected increase of between 8% and 19% over Fiscal 2012 full year Diluted EPS of $1.46, and compared to prior EPS guidance of $1.56-$1.74

•	Projected full year Fiscal 2013 free cash flow of between $24 and $33 million, compared to prior guidance of between $20 and $31 million

Philadelphia, PA, January 31, 2013 – Destination Maternity Corporation (Nasdaq: DEST), the world’s leading maternity apparel retailer, today announced operating results for the first quarter of fiscal 2013, which ended December 31, 2012. The Company’s diluted earnings per share for its first quarter fiscal 2013 increased significantly versus the prior year, and were near the middle of its November 15, 2012 earnings guidance range. On January 30, 2013 the Company announced that its Board of Directors declared a regular quarterly cash dividend of $0.175 per share payable March 28, 2013.

First Quarter Fiscal 2013 Financial Results

•

Net income for the first quarter of fiscal 2013 was $3.8 million, an increase of 70% compared to net income of $2.3 million for the first quarter of fiscal 2012. Diluted earnings per share for the first quarter of fiscal 2013 was $0.29, an increase of 71% compared to $0.17 for the first quarter of fiscal 2012. This first quarter fiscal 2013 diluted earnings per share performance was near the middle of the Company’s prior guidance range of $0.25-$0.32 provided in its November 15, 2012 press release.

•

Adjusted EBITDA was $10.7 million for the first quarter of fiscal 2013, a 29% increase compared to the $8.3 million of Adjusted EBITDA for the first quarter of fiscal 2012. Adjusted EBITDA is defined in the financial tables at the end of this press release.

DESTINATION MATERNITY REPORTS FIRST QUARTER	Page 2
FISCAL 2013 RESULTS

•

Net sales for the first quarter of fiscal 2013 decreased 0.8% to $135.3 million from $136.4 million for the first quarter of fiscal 2012. The decrease in sales for the first quarter of fiscal 2013 compared to fiscal 2012 resulted primarily from decreased sales related to the Company’s continued efforts to close underperforming stores, partially offset by an increase in comparable sales. The net sales of $135.3 million for the first quarter were within the Company’s guidance range of $132.5 to $136.5 million provided in November 2012.

•

Comparable sales (which include Internet sales) for the first quarter of fiscal 2013 increased 1.9% versus a comparable sales decrease of 4.1% for the first quarter of fiscal 2012. The comparable sales increase of 1.9% during the first quarter of fiscal 2013 was within the Company’s guidance range for a comparable sales change of between flat and an increase of 3%. The Company’s first quarter reported comparable sales increase of 1.9% was adversely impacted by approximately 1 percentage point due to having one less Saturday in the first quarter of fiscal 2013 than in the first quarter of fiscal 2012. Thus, adjusting for this “days shift,” the Company’s adjusted comparable sales increased approximately 2.9% for the first quarter. In addition, the Company estimates that its first quarter comparable sales, both as reported and as adjusted above, were hurt by approximately 0.5 percentage points due to the impact on stores affected by Superstorm Sandy in late October and early November 2012. The Company’s Internet sales, which are included in the Company’s reported comparable sales, increased 18% for the first quarter of fiscal 2013, on top of a 32% increase in the first quarter of fiscal 2012.

Financing and Related Activities

•

On November 1, 2012, the Company announced that it entered into a new $61 million revolving credit facility with Wells Fargo Bank, N.A., which will mature on November 1, 2017. The new credit facility replaced the Company’s $55 million revolving credit facility with Bank of America, N.A., which was due to mature on January 13, 2013.

•	On November 1, 2012, the Company repaid the remaining $13.4 million principal amount of its senior secured Term Loan, which was due to mature on March 13, 2013.

•

On January 30, 2013, the Company announced that its Board of Directors declared a regular quarterly cash dividend of $0.175 per share, payable March 28, 2013 to stockholders of record at the close of business on March 7, 2013.

Retail Locations

The tables below summarize store opening and closing activity for the first quarter of fiscal 2013 and 2012, as well as the Company’s store, total retail location and total international franchised location count at the end of each fiscal period. In connection with the Company’s new broad-based partnership with Bed Bath & Beyond Inc. and its subsidiary, Buy Buy Baby, Inc., the Company discontinued operation of its 124 remaining leased departments in Babies“R”Us® stores in late October 2012 and began to open leased departments in select buybuy BABY® stores. The decrease in leased department locations at the end of December 2012 versus December 2011 predominantly reflects this change of partners in October 2012. As

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DESTINATION MATERNITY REPORTS FIRST QUARTER	Page 3
FISCAL 2013 RESULTS

of December 19, 2012, Bed Bath & Beyond Inc. had 80 buybuy BABY stores, including 12 stores as of December 31, 2012 in which the Company operates leased departments. Over time, the Company expects to significantly increase the number of buybuy BABY stores in which it has a maternity apparel leased department.

	First Quarter Ended December 31,
	2012	2011

Store Openings (1)
Total	2	—
Multi-Brand Store Openings	2	—

Store Closings (1)
Total	6	2
Closings Related to Multi-Brand Store Openings	2	—

Period End Retail Location Count (1)
Stores	621	656
Leased Department Locations	1,266	1,405

Total Retail Locations (1)	1,887	2,061

(1)	Excludes international franchised locations.

	First Quarter Ended December 31,
	2012	2011

International Franchised Location Openings
Stores	1	—
Shop-in-Shop Locations	19	13

Total International Franchised Location Openings	20	13

International Franchised Location Closings
Stores	1	—
Shop-in-Shop Locations	1	1

Total International Franchised Location Closings	2	1

Period End International Franchised Location Count
Stores	16	15
Shop-in-Shop Locations	121	63

Total International Franchised Locations	137	78

Commentary

Ed Krell, Chief Executive Officer of Destination Maternity Corporation, noted, “We are pleased to report a significant increase in earnings versus last year for our first quarter. Our diluted earnings per share of $0.29 for the first quarter were 71% higher than last year’s first quarter diluted earnings of $0.17 per share, and

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DESTINATION MATERNITY REPORTS FIRST QUARTER	Page 4
FISCAL 2013 RESULTS

were near the middle of our prior earnings guidance range of $0.25 to $0.32 per share that we provided in our November 15, 2012 press release. This represents our second consecutive quarter of achieving both a comparable sales increase and a significant increase in earnings over the prior year, showing the progress we are making in our sales-driving initiatives while maintaining strong operational and expense discipline. In addition, we continued to use our strong free cash flow to generate shareholder value, both through the repayment of nearly all of our remaining debt during the first quarter, and continuing to return funds to our stockholders via a meaningful regular quarterly cash dividend.

“Our total sales of $135.3 million for the first quarter were within our sales guidance range of $132.5 to $136.5 million provided in our November 15 press release, primarily due to our reported comparable sales increase of 1.9%, which was within our guidance range for a comparable sales change of between flat and an increase of 3% for the quarter. It is important to note that we estimate that our first quarter reported comparable sales increase of 1.9% was adversely impacted by approximately 1 percentage point due to having one less Saturday in the first quarter of this fiscal year than last fiscal year, resulting in a days-adjusted comparable sales increase of approximately 2.9%. In addition, we estimate that our first quarter comparable sales were hurt by approximately 0.5 percentage points due to the impact on stores affected by Superstorm Sandy in late October and early November 2012.

“Our key focus continues to be improving our sales performance through initiatives to enhance our merchandise assortments, merchandise presentation, store environment and customer experience. While we recognize the challenging macroeconomic environment, we remain focused on the things that we can control, not on external factors that we cannot control. During fiscal 2012, we made many changes to drive improvements in our merchandise assortments and the way these assortments are presented in store, and we are pleased with the improved sales trend we have seen in the Fall and early Spring product selling seasons as we progress during fiscal 2013. We are cautiously optimistic that we will continue to see the results of our efforts in an improved sales trend during the current year and beyond.”

Financing and Related Activities

“As previously announced, on November 1, 2012, we entered into a new five-year $61 million revolving credit facility to replace our $55 million revolving credit facility, which was due to mature on January 13, 2013. In addition, simultaneous with entering into the new credit facility, we repaid the remaining $13.4 million principal amount of our senior secured Term Loan, which was due to mature on March 13, 2013.

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DESTINATION MATERNITY REPORTS FIRST QUARTER	Page 5
FISCAL 2013 RESULTS

“The repayment of our Term Loan completes a dramatic decrease in our financial leverage over the past several years. Over the past six years, our total debt has decreased from $118 million to $2 million, and our annual interest expense has decreased from $15 million to less than $1 million. In addition, our new credit facility provides us with continued significant financial and operating flexibility as we continue to execute on our strategic plan.”

Guidance for Fiscal 2013

“Looking forward, we are confident that we can continue to improve our sales performance and position our Company for continued future growth, by continuing to enhance our merchandise assortments, merchandise presentation, store environment and customer experience, and continuing to focus on our strategic plan as summarized in our five key goals and strategic objectives discussed later under “Company Strategy.”

“Our financial guidance for the full year fiscal 2013 is as follows:

•

Net sales in the $538 to $549 million range, representing a projected sales change of between a decrease of 0.6% and an increase of 1.4% versus fiscal 2012 net sales of $541.5 million. This sales guidance range is based on a projected comparable sales increase of between 1.5% and 3.5%.

•

Gross margin for fiscal 2013 is expected to increase between 50 and 90 basis points versus fiscal 2012, with greater improved year-over-year gross margin projected for the first half of the fiscal year.

•

Total selling, general and administrative expenses (SG&A) are planned to be flat to modestly higher than fiscal 2012 in dollar terms and slightly higher than fiscal 2012 as a percentage of net sales. The projected SG&A expense for the full year reflects increased marketing expenses, additions of talent to drive sales, and increased variable incentive compensation expense, as well as inflationary expense increases, partially offset by continued tight expense controls and additional cost reductions.

•	Operating income in the $34.8 to $38.3 million range, a projected increase of between 5% and 16% compared to fiscal 2012 operating income of $33.1 million.

•	Diluted earnings per share of between $1.58 and $1.74 per share for fiscal 2013, a projected increase of between 8% and 19% compared to diluted earnings per share of $1.46 per share for fiscal 2012.

•	Adjusted EBITDA in the $52.0 to $55.5 million range, a projected increase of between 4% and 11% compared to the fiscal 2012 Adjusted EBITDA of $49.9 million.

•

Open 14 to 20 new stores during the year, including 7 to 10 new multi-brand Destination Maternity stores, and close approximately 31 to 41 stores, with 11 to 15 of these planned store closings related to openings of new Destination Maternity stores.

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DESTINATION MATERNITY REPORTS FIRST QUARTER	Page 6
FISCAL 2013 RESULTS

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Capital expenditures planned at between $16 and $20 million compared to fiscal 2012 capital expenditures of $9.3 million. After deducting projected tenant construction allowance payments to us from store landlords, the Company expects net cash outlay for capital projects to be between $13.0 million and $16.5 million, compared to $6.1 million in fiscal 2012. Our planned capital expenditures include significant investments for store enhancements, as well as continued investments in systems, distribution center efficiency projects, and new stores.

•	Inventory at fiscal 2013 year end planned to be approximately 4% to 8% lower than fiscal 2012 year end.

•

Given these assumptions, the Company plans to generate free cash flow (defined as net cash provided by operating activities minus capital expenditures) of between $24 and $33 million for the full year fiscal 2013, an increase versus prior guidance of between $20 and $31 million, and a projected decrease from fiscal 2012 free cash flow of $33.4 million due to higher planned capital expenditures. Based on the Company’s current quarterly dividend rate of $0.175 per share, the dividend will use approximately $9.5 million of cash flow for fiscal 2013.

“Our financial guidance for the second quarter of fiscal 2013 is as follows:

•	Net sales in the $134 to $138 million range.

•

A projected comparable sales increase of 0.5% to 3.5% on a reported basis. We estimate that our reported comparable sales for the second quarter of fiscal 2013 will be hurt by approximately 1 percentage point due to having one less day in February 2013 compared to February 2012.

•

Diluted earnings per share of between $0.38 and $0.44 per share, a projection of between flat and an increase of 16% compared to diluted earnings per share of $0.38 for the second quarter of fiscal 2012.”

Company Strategy

Mr. Krell added, “As we plan and execute our business for both this year and beyond, we continue to be guided by our five key goals and strategic objectives:

1.	Be a profitable global leader in the maternity apparel business, treating all our partners and stakeholders with respect and fairness.

2.	Increase the profitability of our U.S. business, focusing on the following:

a.	Increase comparable sales, through continued improvement of merchandise assortments, merchandise presentation and customer experience, providing a more shoppable store environment for our customers, and through enhanced marketing and advertising.

b.	Reduce our expenditures and continue to be more efficient in operating our business—streamline, simplify and focus.

c.	Continue to expand our multi-brand Destination Maternity store chain where ROI hurdles are met, with the goal of operating fewer but larger stores over time; and

d.	Continue to close underperforming stores.

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DESTINATION MATERNITY REPORTS FIRST QUARTER	Page 7
FISCAL 2013 RESULTS

3.	In addition to achieving increased comparable sales, we aim to grow our sales where we can do so profitably, including the following areas of focus:

a.	International expansion.

b.	Potential growth of our leased department and licensed relationships.

c.	Increased utilization of the Internet to drive sales, targeting both increased direct Internet sales and enhanced web marketing initiatives to drive store sales.

d.	Selective new store openings and relocations in the U.S. and Canada; and

e.	Continued focus on enhancing our overall customer relationship, including our marketing partnership programs.

4.	Focus on generating free cash flow to drive increased shareholder value.

5.	Maintain and intensify our primary focus on delivering great maternity apparel product and service in each of our brands and store formats, to serve the maternity apparel customer like no one else can.”

Mr. Krell concluded, “While we recognize that over the past four years we have faced the dual challenges of a deep recession followed by a weak recovery, as well as a 9% decrease in annual births in the United States since 2007, we remain focused on driving improvement in our sales performance through initiatives to enhance our merchandise assortments, merchandise presentation, store environment and customer experience. We are pleased with our improved sales trend over the past two quarters, and we are confident in our ability to continue to manage our business through this uncertain consumer environment, to continue to improve our sales performance, and to continue to make progress towards our key corporate goals.”

Conference Call Information

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s first quarter fiscal 2013 earnings and future financial guidance. You can participate in this conference call by calling (800) 299-6183 in the United States and Canada or (617) 801-9713 outside of the United States and Canada. Please call ten minutes prior to 9:00 a.m. Eastern Time. The conference call (listen only) will also be available on the investor section of our website at http://investor.destinationmaternity.com. The passcode for the conference call is “43054793.” In the event that you are unable to participate in the call, a replay will be available through Thursday, February 14, 2013 by calling (888) 286-8010 in the United States and Canada or (617) 801-6888 outside of the United States and Canada. The passcode for the replay is “73287090.”

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Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. In the United States and Canada, as of December 31, 2012, Destination Maternity operates 1,887 retail locations, including 621 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and 1,266 leased department locations, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at over 1,100 Kohl’s® stores throughout the United States and on Kohls.com. In addition, Destination Maternity is expanding internationally and has exclusive store franchise and product supply relationships in India, the Middle East and South Korea. As of December 31, 2012, Destination Maternity has 137 international franchised locations, including 121 shop-in-shop locations and 16 Destination Maternity branded stores.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding earnings, net sales, comparable sales, other results of operations, liquidity and financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of the economic recovery of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing retail locations and through the Internet, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel, expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, our ability to generate sufficient free cash flow to continue our regular quarterly cash dividend, the trading liquidity of our common stock, changes in market interest rates, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.

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DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except percentages and per share data)

(unaudited)

	First Quarter Ended December 31,
	2012	2011

Net sales	$135,264	$136,350
Cost of goods sold	64,096	66,744

Gross profit	71,168	69,606
Gross margin	52.6%	51.0%
Selling, general and administrative expenses (SG&A)	64,249	65,079
SG&A as a percentage of net sales	47.5%	47.7%
Store closing, asset impairment and asset disposal expenses	462	437

Operating income	6,457	4,090
Interest expense, net	200	400
Loss on extinguishment of debt	9	10

Income before income taxes	6,248	3,680
Income tax provision	2,406	1,417

Net income	$3,842	$2,263

Net income per share – basic	$0.29	$0.17

Average shares outstanding – basic	13,189	13,024

Net income per share – diluted	$0.29	$0.17

Average shares outstanding – diluted	13,345	13,195

Supplemental information:
Net income, as reported	$3,842	$2,263
Add: stock-based compensation expense, net of tax	433	357
Add: loss on extinguishment of debt, net of tax	6	6

Adjusted net income, before stock-based compensation expense and loss on extinguishment of debt	$4,281	$2,626

Adjusted net income per share – diluted, before stock-based compensation expense and loss on extinguishment of debt	$0.32	$0.20

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2012	September 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$24,700	$22,376
Trade receivables, net	8,224	13,197
Inventories	80,765	88,754
Deferred income taxes	7,588	7,557
Prepaid expenses and other current assets	6,946	4,220

Total current assets	128,223	136,104
Property, plant and equipment, net	49,703	51,078
Other assets	13,364	12,462

Total assets	$191,290	$199,644

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit borrowings	$—	$—
Current portion of long-term debt	1,830	15,257
Accounts payable	17,507	21,987
Accrued expenses and other current liabilities	42,503	35,544

Total current liabilities	61,840	72,788
Deferred rent and other non-current liabilities	22,116	21,884

Total liabilities	83,956	94,672
Stockholders’ equity	107,334	104,972

Total liabilities and stockholders’ equity	$191,290	$199,644

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	December 31,	September 30,	December 31,
	2012	2012	2011

Cash and cash equivalents	$24,700	$22,376	$29,308
Inventories	80,765	88,754	79,194
Property, plant and equipment, net	49,703	51,078	53,483
Line of credit borrowings	—	—	—
Total debt	1,830	15,257	26,117
Net cash (1)	24,952	7,119	3,191
Stockholders’ equity	107,334	104,972	93,213

(1)	Net cash represents cash and cash equivalents, and restricted cash collateral minus total debt.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	First Quarter Ended December 31,
	2012	2011
Operating Activities
Net income	$3,842	$2,263
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,089	3,210
Stock-based compensation expense	693	570
Loss on impairment of long-lived assets	493	456
Loss on disposal of assets	10	9
Loss on extinguishment of debt	9	10
Deferred income tax benefit	(546)	(144)
Amortization of deferred financing costs	50	29
Changes in assets and liabilities:
Decrease (increase) in:
Trade receivables	4,972	2,371
Inventories	7,989	11,171
Prepaid expenses and other current assets	(644)	1,988
Other non-current assets	26	(7)
Increase (decrease) in:
Accounts payable, accrued expenses and other current liabilities	4,165	1,844
Deferred rent and other non-current liabilities	231	(66)

Net cash provided by operating activities	24,379	23,704

Investing Activities
Capital expenditures	(2,321)	(1,277)
Additions to intangible assets	(35)	(19)

Net cash used in investing activities	(2,356)	(1,296)

Financing Activities
Decrease in cash overdraft	(1,227)	(822)
Increase in restricted cash collateral	(2,082)	—
Repayment of long-term debt	(13,427)	(5,225)
Deferred financing costs paid	(790)	—
Withholding taxes on stock-based compensation paid in connection with repurchase of common stock	(532)	(6)
Cash dividends paid	(2,359)	(2,320)
Proceeds from exercise of stock options	322	—
Excess tax benefit from exercise of stock options and restricted stock vesting	403	—

Net cash used in financing activities	(19,692)	(8,373)

Effect of exchange rate changes on cash and cash equivalents	(7)	(12)

Net Increase in Cash and Cash Equivalents	2,324	14,023
Cash and Cash Equivalents, Beginning of Period	22,376	15,285

Cash and Cash Equivalents, End of Period	$24,700	$29,308

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information

Reconciliation of Net Income to Adjusted EBITDA(1)

and Operating Income Margin to Adjusted EBITDA Margin

(in thousands, except percentages)

(unaudited)

	First Quarter Ended December 31,
	2012	2011

Net income	$3,842	$2,263
Add: income tax provision	2,406	1,417
Add: interest expense, net	200	400
Add: loss on extinguishment of debt	9	10

Operating income	6,457	4,090
Add: depreciation and amortization expense	3,089	3,210
Add: loss on impairment of long-lived assets	493	456
Add: loss on disposal of assets	10	9
Add: stock-based compensation expense	693	570

Adjusted EBITDA (1)	$10,742	$8,335

Net sales	$135,264	$136,350

Operating income margin (operating income as a percentage of net sales)	4.8%	3.0%
Adjusted EBITDA margin (adjusted EBITDA as a percentage of net sales)	7.9%	6.1%

(1)	Adjusted EBITDA represents operating income before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of tangible and intangible assets; (iii) loss on disposal of assets; and (iv) stock-based compensation expense.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Consolidated Statement of Income

For the Twelve Months Ended December 31, 2012

(in thousands, except percentages and per share data)

(unaudited)

Net sales	$540,390
Cost of goods sold	248,117

Gross profit	292,273
Gross margin	54.1%
Selling, general and administrative expenses (SG&A)	254,793
SG&A as a percentage of net sales	47.1%
Store closing, asset impairment and asset disposal expenses	2,008

Operating income	35,472
Interest expense, net	1,015
Loss on extinguishment of debt	21

Income before income taxes	34,436
Income tax provision	13,485

Net income	$20,951

Net income per share – basic	$1.59

Average shares outstanding – basic	13,137

Net income per share – diluted	$1.57

Average shares outstanding – diluted	13,305

Supplemental information:
Net income	$20,951
Add: stock-based compensation expense, net of tax	1,548
Add: loss on extinguishment of debt, net of tax	14

Adjusted net income, before stock-based compensation expense and loss on extinguishment of debt	$22,513

Adjusted net income per share – diluted, before stock-based compensation expense and loss on extinguishment of debt	$1.69

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Reconciliation of Net Income to Adjusted EBITDA

and Operating Income Margin to Adjusted EBITDA Margin

For the Twelve Months Ended December 31, 2012

(in thousands, except percentages)

(unaudited)

Net income	$20,951
Add: income tax provision	13,485
Add: interest expense, net	1,015
Add: loss on extinguishment of debt	21

Operating income	35,472
Add: depreciation and amortization expense	12,324
Add: loss on impairment of long-lived assets	1,913
Add: loss on disposal of assets	116
Add: stock-based compensation expense	2,480

Adjusted EBITDA	$52,305

Net sales	$540,390

Operating income margin (operating income as a percentage of net sales)	6.6%

Adjusted EBITDA margin (adjusted EBITDA as a percentage of net sales)	9.7%

Reconciliation of Net Income Per Share – Diluted

to Adjusted Net Income Per Share – Diluted,

Before Stock-Based Compensation Expense and

Loss on Extinguishment of Debt

(unaudited)

	Projected for the Year Ending September 30, 2013 (1)	Actual for the Year Ended September 30, 2012

Net income per share – diluted (2)	$ 1.58 to 1.74	$1.46
Add: per share effect of stock-based compensation expense	0.13	0.11
Add: per share effect of loss on extinguishment of debt	0.00	0.00

Adjusted net income per share – diluted, before stock-based compensation expense and loss on extinguishment of debt (1)	$ 1.70 to 1.86	$1.57

(1)	Components do not add to total due to rounding.
(2)	Projected net income and projected adjusted net income per share – diluted for the year ending September 30, 2013 are based on approximately 13.4 million projected average diluted shares outstanding.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Reconciliation of Net Income Per Share – Diluted

to Adjusted Net Income Per Share – Diluted,

Before Stock-Based Compensation Expense

(unaudited)

	Projected for the Second Quarter Ending March 31, 2013 (1)	Actual for the Second Quarter Ended March 31, 2012 (1)

Net income per share – diluted (2)	$ 0.38 to 0.44	$0.38
Add: per share effect of stock-based compensation expense	0.04	0.03

Adjusted net income per share – diluted, before stock-based compensation expense (2)	$ 0.41 to 0.47	$0.40

(1)	Components do not add to total due to rounding.
(2)	Projected net income and projected adjusted net income per share – diluted for the second quarter ending March 31, 2013 are based on approximately 13.4 million projected average diluted shares outstanding.

Reconciliation of Net Income to Adjusted EBITDA

(in millions, unaudited)

	Projected for the Year Ending September 30, 2013 (1)	Actual for the Year Ended September 30, 2012

Net income	$ 21.1 to 23.3	$19.4
Add: income tax provision	13.2 to 14.6	12.5
Add: interest expense, net	0.4	1.2
Add: loss on extinguishment of debt	0.0	0.0

Operating income	34.8 to 38.3	33.1
Add: depreciation and amortization expense	12.9	12.4
Add: loss on impairment of long-lived assets and loss on disposal of assets	1.6	2.0
Add: stock-based compensation expense	2.7	2.4

Adjusted EBITDA	$ 52.0 to 55.5	$49.9

(1)	Components do not add to total due to rounding.

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